Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Fusion-io, Inc. 2011 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2010 Executive Stock Incentive Plan, Non-Plan Stock Option Agreement, 2008 Stock Incentive Plan, and the 2006 Stock Option Plan of our report dated April 18, 2011 (except Note 11, as to which the date is June 7, 2011), with respect to the consolidated financial statements of Fusion-io, Inc. included in Fusion-io, Inc.’s Registration Statement on Form S-1 (No. 333-172683) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
June 8, 2011